PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS OF HEARTLAND BANCSHARES, INC.

        I hereby appoint Steve Bechman and Jeffrey L. Goben, and each of them, my proxies, with power of substitution and revocation, to vote all Common Shares of Heartland Bancshares, Inc. that I am entitled to vote at the Annual Meeting of Shareholders to be held at Hillview Country Club, 1800 E. King Street, Franklin, Indiana 46131, on Monday, May 16, 2005, at 6:30 p.m., local time, and any adjournments thereof, as provided herein:

        1.         ELECTION OF DIRECTORS

FOR all nominees listed below to serve until the Annual Meeting of Shareholders in the year 2008 as set forth in the Proxy Statement dated April 15, 2005 (except as marked to the contrary below--see "Instructions"):

Steven L. Bechman
Gordon R. Dunn

WITHHOLD AUTHORITY to vote for all nominees listed above

(Instructions:  To withhold authority to vote for any nominee, write that nominee's name in the space provided.)

        2.         In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED. IN THE ABSENCE OF SPECIFICATIONS, THIS PROXY WILL BE VOTED FOR ITEM 1.

        SHAREHOLDERS SHOULD MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POST-PAID ENVELOPE. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

DATED:

Signature or Signatures

(Please sign exactly as your name appears on this proxy. If
shares are issued in the name of two or more persons, all
such persons should sign. Trustees, executors and others
signing in a representative capacity should indicate the
capacity in which they sign.)